Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Crown Electrokinetics Corp. on Form S-3 of our report dated March 30, 2022, with respect to our audits of the financial statements of Crown Electrokinetics Corp. as of December 31, 2021 and March 31, 2021, and for the nine-month period ended December 31, 2021 and the year ended March 31, 2021 appearing in the Transitional Report on Form 10-K of Crown Electrokinetics Corp. for the nine-month period ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

November 17, 2022